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    As filed with the Securities and Exchange Commission on January 23, 2009

                                                                       811-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Van Kampen Partners Trust

Address of Principal Business Office:

     522 Fifth Avenue
     New York, New York 10036

Telephone Number:

     (212) 296-6990

Name and address of agent for service of process:

     Amy R. Doberman
     522 Fifth Avenue
     New York, New York 10036

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X] NO [ ]
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                                    SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940 the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York in the State of New York on the 23rd day of January, 2009.

                                        VAN KAMPEN PARTNERS TRUST


                                        By: /s/ Edward C. Wood III
                                            ------------------------------------
                                            Edward C. Wood III
                                            President and Principal
                                            Executive Officer


Attest: /s/ Stefanie Chang Yu
        --------------------------------
        Stefanie Chang Yu
        Vice President and Secretary